UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 8, 2007

ALTUS EXPLORATIONS INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

001-31444
(Commission File Number)

98-0361119
(IRS Employer Identification No.)

5868 Westheimer, Suite 308, Houston, Texas 77057
(Address of principal executive offices and Zip Code)

713.222.0336
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On March 8, 2007 we entered into convertible loan agreements (the “Loans”) with Codeamerica Investments, LLC, Paragon Capital, LLC , and DLS Energy Associates, LLC (collectively referred as the “Lenders”) for cash advances made to us during the year 2006 to meet our working capital requirements. The Loans total $81,100, mature December 31, 2007 and bear an interest of 12% per annum payable annually in arrears. The Loans are convertible into common stock by the Lenders at the lower the ten (10) day average share price immediately preceding the date of the Loans or the ten (10) average common share price immediately preceding the date that a Lender provides a Notice of Conversion. The Loans are secured by all existing and after acquired assets, and we may prepay the Loans at anytime without penalty or bonus. The Loans provide that in the occurrence of certain event(s) the Loans’ maturities are accelerated.

The convertible loans and the common shares issuable thereunder were issued pursuant to the exception from registration provided for an “Accredited Investor” as the term is defined in Regulation D under the United States Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

10.1  Convertible Loan Agreement between Altus Explorations Inc. and Codeamerica Investments, LLC,. dated March 8, 2007.

10.2  Convertible Loan Agreement between Altus Explorations Inc. and Paragon Capital, LLC dated March 8, 2007.

10.3  Convertible Loan Agreement between Altus Explorations, Inc. and DLS Energy Associates, LLC dated March 8, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTUS EXPLORATIONS INC.

/s/ Greg A. Thompson
By: Greg A. Thompson
President,
Date: March 13, 2007